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                                                                     Exhibit 5.1

                     [LETTERHEAD OF HOGAN & HARTSON L.L.P.]

                                  June 11, 2002

Board of Trustees
Federal Realty Investment Trust
1626 East Jefferson Street
Rockville, Maryland  20852

Ladies and Gentlemen:

         This firm has acted as counsel to Federal Realty Investment Trust, a Maryland real estate investment trust (the "Trust"), in connection with the offer and sale of up to 2,185,000 Common Shares of Beneficial Interest, par value $.01 per share of the Trust (the "Shares"), issued pursuant to an underwritten public offering of the Trust in the manner and upon the terms set forth in the Registration Statement on Form S-3 filed by the Trust with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and which became effective on September 30, 1998 (the "Registration Statement"), as well as the Prospectus dated September 30, 1998 and the Prospectus Supplement thereto dated June 6, 2002 (collectively, the "Prospectus"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of
Item 601(b)(5) of Regulation S-K, 17 C.F.R. ss. 229.601(b)(5), in connection with the Registration Statement.

              For purposes of this opinion letter, we have examined copies of the following documents (the "Documents"):

              1.   An executed copy of the Registration Statement.

              2. The Declaration of Trust of the Trust, as certified by the Maryland State Department of Assessments and Taxation on May 3, 2002 and the Secretary of the Trust on the date hereof as being complete, accurate and in effect.

              3. The Bylaws of the Trust, as certified by the Secretary of the Trust on the date hereof as being complete, accurate and in effect.

              4. Certain resolutions of the Board of Trustees of the Trust adopted by written consent on May 3, 2002, and resolutions of the Trust's Pricing

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Board of Trustees
Federal Realty Investment Trust
June 11, 2002
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                    Committee adopted by written consent on June 6, 2002, each as certified by the Secretary of the Trust on the date hereof as being complete, accurate and in effect, relating to, among other things, the issuance of the Shares and arrangements in connection therewith.

              5. An executed copy of Underwriting Agreement and related Pricing Agreement, each dated June 6, 2002, by and among the Trust and First Union Securities, Inc., as underwriter (collectively, the "Underwriting Agreement").

              6. A memorandum to the file dated November 24, 1999 relating to oral confirmation by the Commission that the Registration Statement became effective on September 30, 1998.

              In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents, the authenticity of all original of the Documents and the conformity to authentic original documents of all of the Documents submitted to us as copies (including telecopies). We have also assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter. In addition, we further have assumed that none of the Shares will be issued in violation of the ownership limit contained in the Declaration of Trust. As to matters of fact relevant to the opinions expressed herein, we have relied on the representations and statements of fact made in the Documents, we have not independently established the facts so relied on, and we have not made any investigation or inquiry other than our examination of the Documents. The opinions are given in the context of the foregoing.

              This opinion letter is based as to matters of law on applicable provisions of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, and applicable provisions of the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the terms "Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended" and "Maryland General Corporation Law, as amended" include the applicable statutory provisions contained therein and all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

              Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares are duly authorized and, when issued and delivered pursuant to the terms of the Underwriting Agreement upon receipt by the Trust of the consideration for the Shares specified in the resolutions described in paragraph 4 above, the Shares will be validly issued, fully paid and nonassessable.

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Board of Trustees
Federal Realty Investment Trust
June 11, 2002
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                  This opinion letter has been prepared for your use in
connection with the offering and sale of the Shares and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

                  We hereby consent to the filing of this opinion letter as
Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                                Very truly yours,

                                                /s/ Hogan & Hartson L.L.P.

                                                HOGAN & HARTSON L.L.P.